Exhibit 99.1

Summary:	Aspyra, Inc. (AMEX - APY) announces closing of merger between CCA and StorCOMM, Inc.

Contact:	Steven M. Besbeck
President and CEO
818.880.6700 x252

FOR IMMEDIATE RELEASE

CALABASAS, CALIFORNIA, (November 23, 2005)… Aspyra, Inc. (AMEX – APY) …today announced the successful completion of the merger between Creative Computer Applications, Inc. (CCA) a provider of clinical information systems (CIS) for hospital and clinic-based laboratories, pharmacies and medical imaging department, and StorCOMM, Inc. (StorCOMM) a provider of Picture Archiving Communication Systems (PACS) and clinical image management systems for the medical imaging market.   The newly merged company is named Aspyra, Inc.

The transaction was approved by the shareholders of StorCOMM on November 18, 2005 and by the shareholders of CCA on November 21, 2005.  The CCA shareholders also approved the private placement of 1,500,000 common shares and 300,000 warrants for an aggregate purchase price of $3,000,000.  The corporate headquarters are located in Calabasas, CA, with additional offices in Jacksonville, FL and international offices located in West Sussex, UK.

Steven M. Besbeck, President and CEO of Aspyra states: “We are pleased to complete the closing of the merger and announcement of the new name of our company, Aspyra, Inc. The combined experience and talent of the two companies creates a synergy that opens the doors to new product opportunities that will empower caregivers to provide a higher level of quality patient care. This is also evident in the meaning of our company name Aspyra- to reach for and achieve success.”

Sam Elliott, Chief International Officer of Aspyra adds:  “By providing a single vendor solution for the global clinical and diagnostic marketplace, we have positioned the company for further expansion and worldwide success. Our products, now and in the future, will continue to be used in a variety of diverse healthcare settings.”

The announcement of the merger completion comes just days before the debut of AccessRAD, Aspyra’s integrated RIS/PACS solution at the Radiological Society of North America (RSNA) annual meeting held at Chicago’s McCormick Place, November 27 – Dec. 2., Booth 5753, South Hall.  AccessRAD is designed to meet the needs of acute care hospitals, enterprise-wide delivery networks, and large imaging enterprises, this end-to-end solution automates processes at every point of patient and encounter workflow.

Aspyra is a global provider of clinical and diagnostic information solutions for the healthcare industry. We have accumulated over 35 years of industry experience, specializing in enterprise-wide systems for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Our highly scalable products may be installed as standalone or integrated to provide a single-vendor solution.  For more information on Aspyra, its products and services, visit www.aspyra.com

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.